Consent of Independent Registered Public Accounting Firm

Lee Enterprises, Incorporated
Davenport, Iowa

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-06435, No. 333-132768, No. 333-237605 and No. 333-285722) of Lee Enterprises, Incorporated (the Company) of our report dated November 26, 2025, relating to the consolidated financial statements which appear in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.
Chicago, Illinois

November 26, 2025